Exhibit 99.1

For Immediate Release

Cushman & Wakefield Successfully Completes Term Loan Repricing

NEW YORK, October 2, 2025 – Cushman & Wakefield (NYSE: CWK) announced that it has successfully completed a repricing of approximately $840 million of its Term Loan issued in January 2025 (“Term Loan”) due January 2030. The repricing reduces the applicable interest rate on the Term Loan by 25 basis points from Term SOFR plus 2.75% to Term SOFR plus 2.50%. There are no changes to the maturity of the Term Loan following this repricing and all other terms are substantially unchanged. Previously, on August 5, 2025, the Company elected to prepay $150 million of its Term Loan due 2030, bringing the aggregate year-to-date debt repayment total to $200 million and total debt repayment since the beginning of 2024 to $400 million.

“We’re incredibly pleased to have completed another successful repricing of our term loan debt, achieving the lowest margin on our term loans since going public in 2018. This, along with our continued focus on debt reduction, balanced capital allocation, and disciplined growth, reflects the strong momentum behind our strategy,” said Neil Johnston, Chief Financial Officer of Cushman & Wakefield. “We appreciate the commitment of our lenders in achieving this milestone.”

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and 60 countries. In 2024, the firm reported revenue of $9.4 billion across its core service lines of Services, Leasing, Capital markets and Valuation and other. Built around the belief that Better never settles, the firm receives numerous industry and business accolades for its award-winning culture. For additional information, visit www.cushmanwakefield.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts, and you can often identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “strives,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “goal,” “projects,” “forecasts,” “shall,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity.

MEDIA CONTACT:

Aixa Velez Corporate Communications +1 312 424 8195 aixa.velez@cushwake.com

There are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. You should not place undue reliance on any forward-looking statements and should consider the factors discussed in Cushman & Wakefield’s annual report on Form 10-K for the year ended December 31, 2024, including those discussed under “Item 1A—Risk Factors” therein.

The forward-looking statements included in this press release are made as of the date hereof, and except as required by law, Cushman & Wakefield undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release.

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MEDIA CONTACT:

Aixa Velez Corporate Communications +1 312 424 8195 aixa.velez@cushwake.com